Exhibit 99.1

Media	Investors
Mary Eshet	Jim Rowe
704-383-7777	415-396-8216

Friday, April 12, 2013

WELLS FARGO REPORTS RECORD QUARTERLY NET INCOME

Q1 Net Income of $5.2 Billion; EPS of $0.92, Up 23 Percent from Prior Year

•	Continued strong financial results:

o	Record Wells Fargo net income of $5.2 billion, up 22 percent from first quarter 2012

o	Record diluted earnings per share of $0.92, up 23 percent

o	Revenue of $21.3 billion, compared with $21.6 billion

o	Noninterest expense of $12.4 billion, down $593 million

¡	58.3 percent efficiency ratio, improved from 60.1 percent

o	Pre-tax pre-provision profit (PTPP)[1] of $8.9 billion, up 2 percent

o	Return on average assets (ROA) of 1.49 percent, up 18 basis points

o	Return on equity (ROE) of 13.59 percent, up 145 basis points

•	Continued loan and deposit growth:

o	Total average loans of $798.1 billion, up $29.5 billion from first quarter 2012

¡	Quarter-end loans of $800.0 billion, up $33.4 billion

¡	Quarter-end core loans[2] of $709.1 billion, up $50.8 billion

o	Total average core deposits of $925.9 billion, up $55.4 billion from first quarter 2012

¡	Quarter-end core deposits of $939.9 billion, up $51.2 billion

•	Continued improvement in credit quality:

o	Net charge-offs of $1.4 billion, a decline of $976 million from first quarter 2012

¡	Net charge-off rate of 0.72 percent (annualized), lowest since second quarter 2006[3]

o	Non-performing assets of $22.9 billion, down $3.8 billion from first quarter 2012

o	$200 million (pre-tax) reserve release[4] due to continued strong credit performance

•	Strengthened capital levels; increased dividends and continued share repurchases:

o	Tier 1 common equity[5] under Basel I increased $14.1 billion from first quarter 2012 to $113.6 billion, with Tier 1 common equity ratio of 10.38 percent under Basel I at March 31, 2013

o	Estimated Tier 1 common equity ratio of 8.39 percent under current Basel III capital proposals[6]

1 See footnote (2) on page 17 for more information on pre-tax pre-provision profit.

2 See table on page 5 for more information on core and non-strategic/liquidating loan portfolios.

3 As a result of the accounting for purchased credit-impaired (PCI) loans, substantially all related to the Wachovia merger, certain credit-related metrics may not be directly comparable with periods prior to the merger.

4 Reserve release represents the amount by which net charge-offs exceed the provision for credit losses.

5 See tables on page 36 for more information on Tier 1 common equity.

6 Estimated based on management’s current interpretation of the Basel III capital rules proposed by federal banking agencies in notices of proposed rulemaking announced in June 2012. The proposed rules and interpretations and assumptions used in estimating Basel III calculations are subject to change depending on final promulgation of Basel III capital rules.

o	Increased quarterly common stock dividend to $0.25 per share in first quarter 2013 and purchased approximately 17 million shares of common stock

o	Received a non-objection to 2013 Capital Plan under the Comprehensive Capital Analysis and Review (CCAR), which included a dividend rate of $0.30 per share for second quarter 2013, subject to Board approval. The 2013 plan also included an increase in common stock repurchase activity compared with actual repurchases in 2012.

Selected Financial Information

		Quarter ended

	Mar. 31,	Dec. 31,	Mar. 31,
	2013	2012	2012

Earnings
Diluted earnings per common share	$0.92	0.91	0.75
Wells Fargo net income (in billions)	5.17	5.09	4.25
Return on assets (ROA)	1.49%	1.46	1.31
Return on equity (ROE)	13.59	13.35	12.14

Asset Quality
Net charge-offs as a % of avg. total loans	0.72	1.05	1.25
Allowance as a % of total loans	2.15	2.19	2.50
Allowance as a % of annualized net charge-offs	299	211	199

Other
Revenue (in billions)	$21.3	21.9	21.6
Efficiency ratio	58.3%	58.8	60.1
Average loans (in billions)	$798.1	787.2	768.6
Average core deposits (in billions)	925.9	928.8	870.5
Net interest margin	3.48%	3.56	3.91

SAN FRANCISCO – Wells Fargo & Company (NYSE:WFC) reported record net income of $5.2 billion, or $0.92 per diluted common share, for first quarter 2013, up from $4.2 billion, or $0.75 per share, for first quarter 2012, and up from $5.1 billion, or $0.91 per share, for fourth quarter 2012.

“Wells Fargo delivered outstanding first quarter 2013 results for our shareholders,” said Chairman and CEO John Stumpf. “Quarterly earnings and EPS increased at double-digit rates compared with first quarter 2012, while loans and deposits demonstrated continued growth in a challenging economic environment. In addition, expenses continued to decline as we improved efficiency across the franchise, and returns on assets and equity increased and remained among the highest in our industry. Capital levels remained strong and we were very pleased to increase our dividend to $0.25 per common share in first quarter 2013 and to receive a non-objection to our 2013 Capital Plan which will allow us to return even more capital to shareholders in the year ahead. Our success in the quarter, as always, was driven by helping our customers succeed financially, and I am very proud of the dedication and hard work of our team members.”

“Our company earned $5.2 billion in first quarter 2013, the highest quarterly profit in our history—another milestone demonstrating how Wells Fargo’s diversified business model continued to produce outstanding results,” said Chief Financial Officer Tim Sloan. “This is our 13th consecutive quarter of EPS growth and

8th consecutive quarter of record EPS. Average loans and deposits increased in the quarter, expenses were lower, and credit metrics improved with the net charge-off ratio down to the lowest level since second quarter 2006.”3

Revenue

Revenue was $21.3 billion in first quarter 2013, compared with $21.9 billion in fourth quarter 2012, and pre-tax pre-provision profit was $8.9 billion. “Revenue was down linked quarter largely due to the absence of the higher than average equity gains we recognized last quarter, the expected cyclicality in the mortgage business, and two fewer days in the quarter, which had a negative impact on both net interest income and noninterest income linked quarter trends,” said Sloan. “We continue to be pleased with the revenue growth in many of our core businesses, as evidenced by the strong year-over-year growth in brokerage advisory and commission fees, investment banking, card fees, and deposit service charges, all of which were up over 10 percent. That’s the benefit of our diversified business model and among the many drivers of our continued success.”

Net Interest Income

Net interest income in first quarter 2013 declined $144 million on a linked-quarter basis to $10.5 billion largely due to two fewer days compared with fourth quarter 2012. Apart from this impact, net interest income was essentially unchanged. Interest income from the available-for-sale (AFS) securities portfolio increased modestly as we opportunistically purchased $17.8 billion in federal agency mortgage-backed securities (MBS) during periods of higher interest rates in the first quarter. The benefit of these purchases outweighed the impact of continued runoff of higher yielding securities within the portfolio. In addition, organic growth in consumer and commercial loans and the retention of $3.4 billion in high-quality, conforming first real estate mortgages in the first quarter largely offset reduced income from portfolio repricing. The decline in interest income was partially offset by a $64 million decrease in deposit and long term funding interest expense.

On a linked-quarter basis, the Company’s net interest margin declined 8 basis points to 3.48 percent. Approximately 3 basis points of the decline was due to lower income from variable sources, including purchased credit-impaired (PCI) loan resolutions and periodic dividends. Linked-quarter deposit growth caused cash and short term investments to remain elevated. Although these short-term balances have little impact on net interest income, they are dilutive to net interest margin and accounted for 3 basis points of compression. Net of growth in loans and AFS securities, ongoing repricing of the balance sheet in the current low interest rate environment reduced net interest margin approximately 2 basis points compared with the fourth quarter.

Noninterest Income

Noninterest income was $10.8 billion, compared with $11.3 billion in fourth quarter 2012. The decline was primarily driven by lower mortgage banking revenue as well as reduced gains on equity investments, which were elevated in the fourth quarter. These declines were partially offset by stronger retail brokerage transaction revenue and asset-based fees, and higher trading gains and insurance revenue.

Mortgage banking noninterest income was $2.8 billion, down $274 million from fourth quarter 2012. During the first quarter, the Company retained on balance sheet 1-4 family conforming first mortgage loans of $3.4 billion, forgoing approximately $112 million of revenue that could have been generated had the loans been originated for sale during the quarter along with other agency conforming loan production. The Company provided $309 million for mortgage loan repurchase losses, compared with $379 million in fourth quarter 2012 (included in net gains from mortgage loan origination/sales activities). Net mortgage servicing rights (MSRs) results were $129 million, down from $220 million in fourth quarter 2012, due primarily to MSR valuation adjustments made in the first quarter for the impact of improving housing prices on estimated prepayment speeds.

The Company had net unrealized securities gains of $11.2 billion at March 31, 2013, compared with $11.9 billion at December 31, 2012. Period-end AFS securities balances increased $13.0 billion.

Noninterest Expense

Noninterest expense declined $496 million from the prior quarter primarily due to lower operating losses associated with the Independent Foreclosure Review settlement and a $250 million charitable contribution to the Wells Fargo Foundation in the fourth quarter. This quarter’s expenses included approximately $460 million of seasonally higher personnel expenses and approximately $103 million of higher deferred compensation, which was offset in trading revenue. The Company continued to operate within its targeted efficiency ratio range of 55 to 59 percent, with a ratio of 58.3 percent in first quarter 2013, compared with 58.8 percent in fourth quarter 2012. The Company expects second quarter 2013 expenses to decline from first quarter 2013 and to remain within the target efficiency range.

Income Taxes

The Company’s effective income tax rate was 31.9 percent for first quarter 2013. The rate included the benefit associated with the realization for tax purposes of a previously written-down investment. Absent additional discrete benefits in 2013, the Company expects the effective income tax rate for the full year 2013 to be higher than the effective income tax rate for first quarter 2013.

Loans

Total loans were $800.0 billion at March 31, 2013, up $392 million from December 31, 2012. Included in this growth was $3.4 billion of 1-4 family conforming first mortgage production retained on the balance sheet, and a decrease of $3.7 billion due to the continued runoff in the liquidating/non-strategic portfolio. Total average loans were $798.1 billion, up $10.9 billion from prior quarter. The asset-backed finance, commercial banking, corporate banking, credit card, government and institutional banking, mortgage, retail brokerage, real estate capital markets, and retail sales finance portfolios all experienced year-over-year, double-digit growth.

	March 31, 2013			December 31, 2012

(in millions)	Core	Liquidating (1)	Total	Core	Liquidating (1)	Total

Commercial	$358,944	2,770	361,714	358,028	3,170	361,198
Consumer	350,131	88,121	438,252	346,984	91,392	438,376

Total loans	$709,075	90,891	799,966	705,012	94,562	799,574

Change from prior quarter:	$4,063	(3,671)	392	21,038	(4,094)	16,944

(1)	See table on page 34 for additional information on non-strategic/liquidating loan portfolios. Management believes that the above information provides useful disclosure regarding the Company’s ongoing loan portfolios.

Deposits

Total average deposits were $986.2 billion, up 8 percent from a year ago and up 4 percent (annualized) from fourth quarter 2012. Average core deposits were $925.9 billion, up 6 percent from a year ago and down slightly from fourth quarter 2012. Average core checking and savings deposits were $870.6 billion, up 8 percent from a year ago and down 1 percent (annualized) from fourth quarter 2012. Average mortgage escrow deposits were $38.8 billion, compared with $33.0 billion a year ago and $42.2 billion in fourth quarter 2012. Average core checking and savings deposits were 94 percent of average core deposits, compared with 94 percent in the prior quarter and 93 percent a year ago. The average deposit cost for first quarter 2013 was 15 basis points, compared with 16 basis points in fourth quarter 2012. Average core deposits were 116 percent of average loans, down slightly from fourth quarter 2012.

Capital

Capital increased in the first quarter, with Tier 1 common equity of $113.6 billion under Basel I, or 10.38 percent of risk-weighted assets, compared with 9.98 percent in first quarter 2012 and 10.12 percent in fourth quarter 2012. The Tier I common equity ratio under Basel I was negatively impacted by approximately 25 basis points in the first quarter by the implementation of the Federal Reserve’s Market Risk Final Rule, commonly known as “Basel 2.5,” which became effective on January 1, 2013. Under current Basel III proposals, the Tier I common equity ratio was an estimated 8.39 percent.7 Our estimate of Basel III ratios is not impacted by the Market Risk Final Rule, as its impact has historically been included in our calculations.

In the first quarter, the Company purchased approximately 17 million shares of its common stock and paid a quarterly common stock dividend of $0.25 per share.

On March 14, 2013, the Company received a non-objection to its 2013 Capital Plan under the Comprehensive Capital Analysis and Review (CCAR), which included a dividend rate of $0.30 per share for

7 Estimated based on management’s current interpretation of the Basel III capital rules proposed by federal banking agencies in notices of proposed rulemaking announced in June 2012. The proposed rules and interpretations and assumptions used in estimating Basel III calculations are subject to change depending on final promulgation of Basel III capital rules.

second quarter 2013, subject to Board approval. The 2013 plan also included an increase in common stock repurchase activity compared with actual repurchases in 2012.

	Mar. 31,	Dec. 31,	Mar. 31,
(as a percent of total risk-weighted assets)	2013	2012	2012

Ratios under Basel I (1):

Tier 1 common equity (2)	10.38%	10.12	9.98
Tier 1 capital	11.79	11.75	11.78
Tier 1 leverage	9.53	9.47	9.35

(1)	March 31, 2013, ratios are preliminary.
(2)	See table on page 36 for more information on Tier 1 common equity.

Credit Quality

“Credit quality continued to improve in the quarter, and in several of our portfolios the performance was particularly strong,” said Chief Risk Officer Mike Loughlin. “Credit losses were $1.4 billion in first quarter 2013, compared with $2.1 billion in fourth quarter 2012, an improvement of 32 percent. Additionally, the loss rate of 0.72 percent was the lowest level since second quarter 2006.3 Nonperforming assets declined by $1.6 billion, or 7 percent, from fourth quarter 2012. As a result of the continued positive improvement to credit performance, we released $200 million from the allowance for credit losses in the first quarter. We continue to expect future reserve releases in 2013 absent a significant deterioration in the economic environment,” said Loughlin.

Net Loan Charge-offs

Net loan charge-offs improved to $1.4 billion in first quarter 2013, or 72 basis points of average loans, compared with $2.1 billion in fourth quarter 2012, or 105 basis points of average loans. On a linked-quarter basis, net loan charge-offs improved by $662 million, or 33 basis points of average loans. Net charge-offs in fourth quarter 2012 included $321 million in charge-offs, or 16 basis points, resulting from adjustments associated with the OCC guidance8 on loans discharged in bankruptcy.

8 Office of the Comptroller of the Currency update to Bank Accounting Advisory Series issued third quarter 2012 (OCC guidance), which requires consumer loans discharged in bankruptcy to be placed on nonaccrual status and written down to net realizable collateral value, regardless of their delinquency status.

Net Loan Charge-Offs

	Quarter ended

	Mar. 31, 2013		Dec. 31, 2012		Sept. 30, 2012

($ in millions)	Net loan charge- offs	As a % of average loans (1)	Net loan charge- offs	As a % of average loans (1)	Net loan charge- offs	As a % of average loans (1)

Commercial:
Commercial and industrial	$93	0.20%	$209	0.46%	$131	0.29%
Real estate mortgage	29	0.11	38	0.14	54	0.21
Real estate construction	(34)	(0.83)	(18)	(0.43)	1	0.03
Lease financing	(1)	(0.02)	2	0.04	1	0.03
Foreign	3	0.03	24	0.25	30	0.29

Total commercial	90	0.10	255	0.29	217	0.24

Consumer:
Real estate 1-4 family first mortgage	429	0.69	649	1.05	673	1.15
Real estate 1-4 family junior lien mortgage	449	2.46	690	3.57	1,036	5.17
Credit card	235	3.96	222	3.71	212	3.67
Automobile	76	0.66	112	0.97	75	0.66
Other revolving credit and installment	140	1.37	153	1.46	145	1.38

Total consumer	1,329	1.23	1,826	1.68	2,141	2.01

Total	$1,419	0.72%	$2,081	1.05%	$2,358	1.21%

(1)	Quarterly net charge-offs as a percentage of average loans are annualized. See explanation on page 31 of the accounting for purchased credit-impaired (PCI) loans and the impact on selected financial ratios.

Nonperforming Assets

Nonperforming assets decreased by $1.6 billion in the quarter to $22.9 billion, compared with $24.5 billion in fourth quarter 2012. Nonaccrual loans decreased to $19.5 billion from $20.5 billion in fourth quarter 2012. Foreclosed assets were $3.4 billion, down from $4.0 billion in fourth quarter 2012.

Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	Mar. 31, 2013		Dec. 31, 2012		Sept. 30, 2012

		As a		As a		As a
		% of		% of		% of
	Total	total	Total	total	Total	total
($ in millions)	balances	loans	balances	loans	balances	loans

Commercial:
Commercial and industrial	$1,193	0.64%	$1,422	0.76%	$1,404	0.79%
Real estate mortgage	3,098	2.92	3,322	3.12	3,599	3.44
Real estate construction	870	5.23	1,003	5.93	1,253	7.08
Lease financing	25	0.20	27	0.22	49	0.40
Foreign	56	0.14	50	0.13	66	0.17

Total commercial	5,242	1.45	5,824	1.61	6,371	1.81

Consumer:
Real estate 1-4 family first mortgage	11,320	4.49	11,455	4.58	11,195	4.65
Real estate 1-4 family junior lien mortgage	2,712	3.74	2,922	3.87	3,140	4.02
Automobile	220	0.47	245	0.53	295	0.64
Other revolving credit and installment	32	0.08	40	0.09	43	0.10

Total consumer (1)	14,284	3.26	14,662	3.34	14,673	3.41

Total nonaccrual loans	19,526	2.44	20,486	2.56	21,044	2.69

Foreclosed assets:
GNMA	969		1,509		1,479
Non GNMA	2,381		2,514		2,730

Total foreclosed assets	3,350		4,023		4,209

Total nonperforming assets	$22,876	2.86%	$24,509	3.07%	$25,253	3.23%

Change from prior quarter:
Total nonaccrual loans	$(960)		$(558)		$466
Total nonperforming assets	(1,633)		(744)		368

(1)	Includes $1.4 billion at September 30, 2012, resulting from implementation of OCC guidance issued in third quarter 2012, which requires consumer loans discharged in bankruptcy to be placed on nonaccrual status and written down to net realizable collateral value, regardless of their delinquency status.

Loans 90 Days or More Past Due and Still Accruing

Loans 90 days or more past due and still accruing (excluding government insured/guaranteed) totaled $1.4 billion at March 31, 2013, compared with $1.4 billion at December 31, 2012. Loans 90 days or more past due and still accruing with repayments insured by the Federal Housing Administration (FHA) or predominantly guaranteed by the Department of Veterans Affairs (VA) for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program were $21.7 billion at March 31, 2013, down slightly from $21.8 billion at December 31, 2012.

Allowance for Credit Losses

The allowance for credit losses, including the allowance for unfunded commitments, totaled $17.2 billion at March 31, 2012, down from $17.5 billion at December 31, 2012. The allowance coverage to total loans was 2.15 percent, compared with 2.19 percent in fourth quarter 2012. The allowance covered 3.0 times annualized first quarter net charge-offs, compared with 2.1 times in the prior quarter. The allowance coverage to nonaccrual loans was 88 percent at March 31, 2013, compared with 85 percent at December 31, 2012. “We believe the allowance was appropriate for losses inherent in the loan portfolio at March 31, 2013,” said Loughlin.

Business Segment Performance

Wells Fargo defines its operating segments by product type and customer segment. Segment net income for each of the three business segments was:

			Quarter ended

	Mar. 31,	Dec. 31,	Mar. 31,
(in millions)	2013	2012	2012

Community Banking	$2,924	2,869	2,348
Wholesale Banking	2,045	2,032	1,868
Wealth, Brokerage and Retirement	337	351	296

More financial information about the business segments is on page 37.

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses. These products include investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Lending business units.

Selected Financial Information

			Quarter ended

	Mar. 31,	Dec. 31,	Mar. 31,
(in millions)	2013	2012	2012

Total revenue	$ 12,899	13,782	13,421
Provision for credit losses	1,262	1,757	1,878
Noninterest expense	7,377	8,033	7,825
Segment net income	2,924	2,869	2,348

(in billions)
Average loans	498.9	493.1	486.1
Average assets	799.6	794.2	738.3
Average core deposits	619.2	608.9	575.2

Community Banking reported net income of $2.9 billion, up $55 million, or 2 percent, from fourth quarter 2012. Revenue decreased $883 million, or 6 percent, from fourth quarter 2012, primarily due to lower volume-related mortgage banking revenue and above-average quarterly equity gains in fourth quarter 2012. Noninterest expense declined $656 million, or 8 percent, from fourth quarter 2012, largely due to elevated costs in fourth quarter 2012 including the Independent Foreclosure Review (IFR) settlement and the contribution to the Wells Fargo Foundation, partially offset by seasonally higher personnel costs in first quarter 2013. The provision for credit losses was $495 million lower than fourth quarter 2012 due to improved portfolio performance.

Net income was up $576 million, or 25 percent, from first quarter 2012. Revenue decreased $522 million, or 4 percent, from first quarter 2012, primarily due to lower net interest income, equity gains, and volume-related mortgage banking revenue. Noninterest expense declined $448 million, or 6 percent, from first quarter 2012, largely driven by lower operating losses. The provision for credit losses was $616 million lower than a year ago due to improved portfolio performance.

Regional Banking

•	Retail banking

o	Retail Bank household cross-sell ratio of 6.10 products per household, up from 5.98 year-over-year[9]

o	Primary consumer checking customers[10] up a net 2.1 percent year-over-year[9]

o	Consumer credit card, lines of credit and loan product solutions (sales) in the retail banking stores in first quarter were up 20 percent from the prior year

o	Customers rated their experience with Wells Fargo stores and contact centers at an all-time high based on first quarter survey results

o	Platform banker FTE (active, full-time equivalent) grew by 1,528 from the prior year and 478 on a linked-quarter basis

•	Small Business/Business Banking

o	Business checking accounts up a net 2.9 percent year-over-year[9]

o	Business Direct credit card, lines of credit and loan product solutions (primarily under $100,000 sold through our retail banking stores) in first quarter were up 42 percent from the prior year

o	$4.2 billion in net new loan commitments to small business customers (primarily with annual revenues less than $20 million) in first quarter, up 24 percent from the prior year

•	Online and Mobile Banking

o	22.5 million active online customers, up 7 percent year-over-year[9]

o	10.1 million active mobile customers, up 32 percent year-over-year[9]

Consumer Lending Group

•	Home Lending

o	Originations of $109 billion, compared with $125 billion in prior quarter

o	Applications of $140 billion, compared with $152 billion in prior quarter

o	Application pipeline of $74 billion at quarter end, compared with $81 billion at December 31, 2012
o	Residential mortgage servicing portfolio of $1.9 trillion; ratio of MSRs to related loans serviced for others was 70 basis points, compared with 67 basis points in prior quarter

o	Average note rate on the servicing portfolio was 4.69 percent, compared with 4.77 percent in prior quarter

•	Consumer Credit Solutions

o	Credit card penetration in retail banking households rose to 34.1 percent[9], up from 29.9 percent in prior year

o	Record auto originations of $6.8 billion, up 27 percent from prior quarter and up 10 percent from prior year

9 Data as of February 2013, comparisons with February 2012.

10 Customers who actively use their checking account with transactions such as debit card purchases, online bill payments, and direct deposit.

Wholesale Banking provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $20 million. Products and business segments include Middle Market Commercial Banking, Government and Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Wells Fargo Securities, Principal Investments, Asset Backed Finance, and Asset Management.

Selected Financial Information

	Quarter ended

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012

Total revenue	$6,086	5,993	6,033
Provision (reversal of provision) for credit losses	(58)	60	95
Noninterest expense	3,091	3,007	3,054
Segment net income	2,045	2,032	1,868

(in billions)
Average loans	284.5	279.2	268.6
Average assets	496.1	489.7	467.8
Average core deposits	224.1	240.7	220.9

Wholesale Banking reported net income of $2.0 billion, up $13 million, or 1 percent, from fourth quarter 2012. Revenue of $6.1 billion increased $93 million, or 2 percent, from fourth quarter 2012 as strong growth across many businesses, including asset-backed finance, equity funds and sales and trading were partially offset by lower investment banking and PCI resolutions. Wholesale Banking average loan balances increased 2 percent to $285 billion in the first quarter. Noninterest expense increased $84 million, or 3 percent, from fourth quarter 2012 on seasonally higher personnel benefits expense and insurance commissions. The provision for credit losses was a net recovery of $58 million in the first quarter, compared with a provision of $60 million in the fourth quarter, primarily due to historically low net charge-offs.

Net income was up $177 million, or 9 percent, from first quarter 2012. Revenue increased $53 million, or 1 percent, from first quarter 2012 driven by broad-based business growth and strong loan and deposit growth. Partially offsetting this growth was a decline in PCI resolutions. Noninterest expense increased $37 million, or 1 percent, from first quarter 2012 due to higher personnel expenses related to revenue growth and higher non-personnel expenses related to growth initiatives and compliance and regulatory requirements. The provision for credit losses decreased $153 million from first quarter 2012 due to a $203 million reduction in credit losses which was partially offset by a lower level of reserve release. The first quarter 2013 provision included a $50 million reserve release, compared with a $100 million reserve release a year ago.

•

Six percent year-over-year average loan and 6 percent average asset growth—the growth came from nearly all portfolios, including asset-backed finance, capital finance, commercial banking, commercial real estate, corporate banking and government and institutional banking

•	Eleven consecutive quarters of average loan growth in Commercial Banking

•	Investment banking revenue from Wholesale customers increased 14 percent from first quarter 2012, including revenue from commercial and corporate customers which was up 2 percent

•	First quarter 2013 assets under management up 4 percent from first quarter 2012 from $18.9 billion in net inflows and higher market valuations

•	Cross-sell of 6.8 products per relationship as of December 2012, up from 6.6 as of December 2011

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and trust. Abbot Downing, a Wells Fargo business, provides comprehensive wealth management services to ultra high net worth families and individuals as well as their endowments and foundations. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.

Selected Financial Information

	Quarter ended

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012

Total revenue	$3,197	3,094	3,062
Provision for credit losses	14	15	43
Noninterest expense	2,639	2,513	2,547
Segment net income	337	351	296

(in billions)
Average loans	43.8	43.3	42.5
Average assets	180.3	171.7	161.9
Average core deposits	149.4	143.4	135.6

Wealth, Brokerage and Retirement reported net income of $337 million, down 4 percent from fourth quarter 2012. Total revenue of $3.2 billion was up 3 percent from fourth quarter 2012. Excluding $42 million in higher gains on deferred compensation plan investments (offset in compensation expense), revenue was up 2 percent largely due to higher brokerage transaction revenue and asset-based fees, partially offset by lower net interest income. Noninterest expense increased 5 percent from fourth quarter 2012 primarily due to the seasonal impact on personnel expenses, higher deferred compensation expense (offset in trading income), and increased broker commissions. Apart from the $41 million increase in deferred compensation, noninterest expense increased 3 percent.

Net income was up 14 percent from first quarter 2012. Total revenue was up 4 percent from first quarter 2012. Excluding $36 million in lower gains on deferred compensation plan investments, revenue was up 6 percent predominantly due to strong growth in asset-based fees and higher brokerage transaction revenue, partially offset by lower net interest income and reduced securities gains in the brokerage business. Total provision for credit losses decreased $29 million from first quarter 2012, including a $6 million credit reserve release in first quarter 2013. Noninterest expense increased 4 percent from first quarter 2012 driven by higher personnel expenses, primarily broker commissions, partially offset by lower deferred compensation expense. Apart from the $33 million decrease in deferred compensation, noninterest expense increased 5 percent.

Retail Brokerage

•	Client assets of $1.3 trillion, up 7 percent from prior year

•	Managed account assets increased $46 billion, or 16 percent, from prior year driven by strong net flows and market performance

•	Strong deposit growth, with average balances up 13 percent from prior year

Wealth Management

•	Client assets of $208 billion, up 3 percent from prior year

•	Average deposit balances up 7 percent

Retirement

•	Institutional Retirement plan assets of $279 billion, up 9 percent from prior year

•	IRA assets of $314 billion, up 9 percent from prior year

Conference Call

The Company will host a live conference call on Friday, April 12, at 7 a.m. PDT (10 a.m. EDT). To access the call, please dial 866-872-5161 (U.S. and Canada) or 706-643-1962 (International). No password is required. The call is also available online at wellsfargo.com/invest_relations/earnings and https://us.reg.meeting-stream.com/wellsfargo_041313.

A replay of the conference call will be available beginning at approximately noon PDT (3 p.m. EDT) on April 12 through Friday, April 19. Please dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter Conference ID #12552824. The replay will also be available online at wellsfargo.com/invest_relations/earnings.

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “target,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions. Forward-looking statements in this news release include, among others, statements about: (i) future credit quality and performance, and the appropriateness of the allowance for credit losses, including our current expectation of future reserve releases; (ii) our expectations regarding noninterest expense and our targeted efficiency ratio; (iii) our full year 2013 effective income tax rate; (iv) our estimate regarding our Tier 1 common equity ratio under proposed Basel III capital rules as of March 31, 2013; and (v) possible future common stock dividends and repurchases.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, and the sovereign debt crisis and economic difficulties in Europe; our capital requirements (including under regulatory capital standards as determined and interpreted by applicable regulatory authorities such as the proposed Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms; financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses (including the Dodd-Frank Wall Street Reform and Consumer Protection Act), as well as our ability to mitigate the loss of revenue and income from financial services reform and other regulation and legislation; the extent of success in our loan modification efforts, including the effects of regulatory requirements, or changes in regulatory requirements, relating to loan modifications; the amount of mortgage loan repurchase demands that we receive and our ability to satisfy any such demands without having to repurchase loans related thereto or otherwise indemnify or reimburse third parties; negative effects relating to mortgage servicing and foreclosures, as well as effects associated with our settlement with the Department of Justice and other federal and state government entities related to our mortgage servicing and foreclosure practices, including changes in our procedures or practices and/or industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures; our ability to realize our efficiency ratio target as part of our expense management initiatives when and in the range targeted, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters; a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers; recognition of other-than-temporary impairment on securities held in our available-for-sale portfolio; the effect of the current low interest rate environment or changes in interest rates on our net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale; hedging gains or losses; disruptions in the capital markets and reduced investor demand for mortgage loans; our ability to sell more products to our customers; the effect of fluctuations in stock market prices on fee income from our brokerage, asset and wealth management businesses; our election to provide support to our money market funds; changes in the value of our venture capital investments; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; changes in our credit ratings and changes in the credit ratings of our customers or counterparties; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations and legal actions; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if housing prices decline and unemployment worsens. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. The amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.4 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, and the Internet (wellsfargo.com), and has offices in more than 35 countries to support the bank’s customers who conduct business in the global economy. With more than 275,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2012 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

# # #

Wells Fargo & Company and Subsidiaries

QUARTERLY FINANCIAL DATA

TABLE OF CONTENTS

Pages

Summary Information
Summary Financial Data	17-18

Income
Consolidated Statement of Income	19
Consolidated Statement of Comprehensive Income	20
Condensed Consolidated Statement of Changes in Total Equity	20
Five Quarter Consolidated Statement of Income	21
Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis)	22
Noninterest Income and Noninterest Expense	23-24

Balance Sheet
Consolidated Balance Sheet	25-26
Five Quarter Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis)	27

Loans
Securities Available for Sale	28
Loans	28
Nonperforming Assets	29
Loans 90 Days or More Past Due and Still Accruing	30
Purchased Credit-Impaired Loans	31-33
Pick-A-Pay Portfolio	34
Non-Strategic and Liquidating Loan Portfolios	34
Changes in Allowance for Credit Losses	35

Equity
Tier 1 Common Equity	36

Operating Segments
Operating Segment Results	37

Other
Mortgage Servicing and other related data	38-40

Wells Fargo & Company and Subsidiaries

SUMMARY FINANCIAL DATA

	Quarter ended			% Change Mar. 31, 2013 from

($ in millions, except per share amounts)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012	Dec. 31, 2012	Mar. 31, 2012

For the Period
Wells Fargo net income	$5,171	5,090	4,248	2%	22
Wells Fargo net income applicable to common stock	4,931	4,857	4,022	2	23
Diluted earnings per common share	0.92	0.91	0.75	1	23
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.49%	1.46	1.31	2	14
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	13.59	13.35	12.14	2	12
Efficiency ratio (1)	58.3	58.8	60.1	(1)	(3)
Total revenue	$21,259	21,948	21,636	(3)	(2)
Pre-tax pre-provision profit (PTPP) (2)	8,859	9,052	8,643	(2)	2
Dividends declared per common share	0.25	0.22	0.22	14	14
Average common shares outstanding	5,279.0	5,272.4	5,282.6	-	-
Diluted average common shares outstanding	5,353.5	5,338.7	5,337.8	-	-
Average loans	$798,074	787,210	768,582	1	4
Average assets	1,404,334	1,387,056	1,302,921	1	8
Average core deposits (3)	925,866	928,824	870,516	-	6
Average retail core deposits (4)	662,913	646,145	616,569	3	8
Net interest margin	3.48%	3.56	3.91	(2)	(11)

At Period End
Securities available for sale	$248,160	235,199	230,266	6	8
Loans	799,966	799,574	766,521	-	4
Allowance for loan losses	16,711	17,060	18,852	(2)	(11)
Goodwill	25,637	25,637	25,140	-	2
Assets	1,436,634	1,422,968	1,333,799	1	8
Core deposits (3)	939,934	945,749	888,711	(1)	6
Wells Fargo stockholders’ equity	162,086	157,554	145,516	3	11
Total equity	163,395	158,911	146,849	3	11
Capital ratios:
Total equity to assets	11.37%	11.17	11.01	2	3
Risk-based capital (5):
Tier 1 capital	11.79	11.75	11.78	-	-
Total capital	14.75	14.63	15.13	1	(3)
Tier 1 leverage (5)	9.53	9.47	9.35	1	2
Tier 1 common equity (5)(6)	10.38	10.12	9.98	3	4
Common shares outstanding	5,288.8	5,266.3	5,301.5	-	-
Book value per common share	$28.27	27.64	25.45	2	11
Common stock price:
High	38.20	36.34	34.59	5	10
Low	34.43	31.25	27.94	10	23
Period end	36.99	34.18	34.14	8	8
Team members (active, full-time equivalent)	274,300	269,200	264,900	2	4

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).
(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.
(5)	The March 31, 2013, ratios are preliminary.
(6)	See the “Five Quarter Tier 1 Common Equity Under Basel I” table for additional information.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER SUMMARY FINANCIAL DATA

	Quarter ended

($ in millions, except per share amounts)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

For the Quarter
Wells Fargo net income	$5,171	5,090	4,937	4,622	4,248
Wells Fargo net income applicable to common stock	4,931	4,857	4,717	4,403	4,022
Diluted earnings per common share	0.92	0.91	0.88	0.82	0.75
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.49%	1.46	1.45	1.41	1.31
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	13.59	13.35	13.38	12.86	12.14
Efficiency ratio (1)	58.3	58.8	57.1	58.2	60.1
Total revenue	$21,259	21,948	21,213	21,289	21,636
Pre-tax pre-provision profit (PTPP) (2)	8,859	9,052	9,101	8,892	8,643
Dividends declared per common share	0.25	0.22	0.22	0.22	0.22
Average common shares outstanding	5,279.0	5,272.4	5,288.1	5,306.9	5,282.6
Diluted average common shares outstanding	5,353.5	5,338.7	5,355.6	5,369.9	5,337.8
Average loans	$798,074	787,210	776,734	768,223	768,582
Average assets	1,404,334	1,387,056	1,354,340	1,321,584	1,302,921
Average core deposits (3)	925,866	928,824	895,374	880,636	870,516
Average retail core deposits (4)	662,913	646,145	630,053	624,329	616,569
Net interest margin	3.48%	3.56	3.66	3.91	3.91

At Quarter End
Securities available for sale	$248,160	235,199	229,350	226,846	230,266
Loans	799,966	799,574	782,630	775,199	766,521
Allowance for loan losses	16,711	17,060	17,385	18,320	18,852
Goodwill	25,637	25,637	25,637	25,406	25,140
Assets	1,436,634	1,422,968	1,374,715	1,336,204	1,333,799
Core deposits (3)	939,934	945,749	901,075	882,137	888,711
Wells Fargo stockholders’ equity	162,086	157,554	154,679	148,070	145,516
Total equity	163,395	158,911	156,059	149,437	146,849
Capital ratios:
Total equity to assets	11.37%	11.17	11.35	11.18	11.01
Risk-based capital (5):
Tier 1 capital	11.79	11.75	11.50	11.69	11.78
Total capital	14.75	14.63	14.51	14.85	15.13
Tier 1 leverage (5)	9.53	9.47	9.40	9.25	9.35
Tier 1 common equity (5)(6)	10.38	10.12	9.92	10.08	9.98
Common shares outstanding	5,288.8	5,266.3	5,289.6	5,275.7	5,301.5
Book value per common share	$28.27	27.64	27.10	26.06	25.45
Common stock price:
High	38.20	36.34	36.60	34.59	34.59
Low	34.43	31.25	32.62	29.80	27.94
Period end	36.99	34.18	34.53	33.44	34.14
Team members (active, full-time equivalent)	274,300	269,200	267,000	264,400	264,900

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).
(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.
(5)	The March 31, 2013, ratios are preliminary.
(6)	See the “Five Quarter Tier 1 Common Equity under Basel I” table for additional information.

Wells Fargo & Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

	Quarter ended March 31,		%

(in millions, except per share amounts)	2013	2012	Change

Interest income
Trading assets	$327	377	(13)%
Securities available for sale	1,925	2,088	(8)
Mortgages held for sale	371	459	(19)
Loans held for sale	3	9	(67)
Loans	8,861	9,197	(4)
Other interest income	163	125	30

Total interest income	11,650	12,255	(5)

Interest expense
Deposits	369	457	(19)
Short-term borrowings	20	16	25
Long-term debt	697	830	(16)
Other interest expense	65	64	2

Total interest expense	1,151	1,367	(16)

Net interest income	10,499	10,888	(4)
Provision for credit losses	1,219	1,995	(39)

Net interest income after provision for credit losses	9,280	8,893	4

Noninterest income
Service charges on deposit accounts	1,214	1,084	12
Trust and investment fees	3,202	2,839	13
Card fees	738	654	13
Other fees	1,034	1,095	(6)
Mortgage banking	2,794	2,870	(3)
Insurance	463	519	(11)
Net gains from trading activities	570	640	(11)
Net gains (losses) on debt securities available for sale	45	(7)	NM
Net gains from equity investments	113	364	(69)
Lease income	130	59	120
Other	457	631	(28)

Total noninterest income	10,760	10,748	-

Noninterest expense
Salaries	3,663	3,601	2
Commission and incentive compensation	2,577	2,417	7
Employee benefits	1,583	1,608	(2)
Equipment	528	557	(5)
Net occupancy	719	704	2
Core deposit and other intangibles	377	419	(10)
FDIC and other deposit assessments	292	357	(18)
Other	2,661	3,330	(20)

Total noninterest expense	12,400	12,993	(5)

Income before income tax expense	7,640	6,648	15
Income tax expense	2,420	2,328	4

Net income before noncontrolling interests	5,220	4,320	21
Less: Net income from noncontrolling interests	49	72	(32)

Wells Fargo net income	$5,171	4,248	22

Less: Preferred stock dividends and other	240	226	6

Wells Fargo net income applicable to common stock	$4,931	4,022	23

Per share information
Earnings per common share	$0.93	0.76	22
Diluted earnings per common share	0.92	0.75	23
Dividends declared per common share	0.25	0.22	14
Average common shares outstanding	5,279.0	5,282.6	-
Diluted average common shares outstanding	5,353.5	5,337.8	-

NM - Not meaningful

Wells Fargo & Company and Subsidiaries

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Quarter ended March 31,		%

(in millions)	2013	2012	Change

Wells Fargo net income	$5,171	4,248	22%

Other comprehensive income, before tax:
Foreign currency translation adjustments (1):
Net unrealized gains (losses) arising during the period	(18)	10	NM
Securities available for sale:
Net unrealized gains (losses) arising during the period	(634)	1,874	NM
Reclassification of net gains to net income	(113)	(226)	(50)
Derivatives and hedging activities:
Net unrealized gains arising during the period	7	42	(83)
Reclassification of net gains on cash flow hedges to net income	(87)	(107)	(19)
Defined benefit plans adjustments:
Net actuarial gains (losses) arising during the period	6	(5)	NM
Amortization of net actuarial loss and other costs to net income	49	36	36

Other comprehensive income (loss), before tax	(790)	1,624	NM
Income tax (expense) benefit related to other comprehensive income	288	(611)	NM

Other comprehensive income (loss), net of tax	(502)	1,013	NM
Less: Other comprehensive income from noncontrolling interests	3	4	(25)

Wells Fargo other comprehensive income (loss), net of tax	(505)	1,009	NM

Wells Fargo comprehensive income	4,666	5,257	(11)
Comprehensive income from noncontrolling interests	52	76	(32)

Total comprehensive income	$4,718	5,333	(12)

NM - Not meaningful

(1)	There was no sale or liquidation of an investment in a foreign entity, and therefore no reclassification adjustment for the quarters ended March 31, 2013 and 2012, respectively.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

	Quarter ended March 31,

(in millions)	2013	2012

Balance, beginning of period	$158,911	141,687
Cumulative effect of fair value election for certain residential mortgage servicing rights	-	2

Balance, beginning of period - adjusted	158,911	141,689
Wells Fargo net income	5,171	4,248
Wells Fargo other comprehensive income (loss), net of tax	(505)	1,009
Common stock issued	878	879
Common stock repurchased	(383)	(64)
Preferred stock released by ESOP	296	270
Preferred stock issued	610	-
Common stock dividends	(1,319)	(1,165)
Preferred stock dividends and other	(240)	(226)
Noncontrolling interests and other, net	(24)	209

Balance, end of period	$163,395	146,849

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended

	Mar. 31,	Dec. 31,	Sept 30,	June. 30,	Mar. 31,
(in millions, except per share amounts)	2013	2012	2012	2012	2012

Interest income
Trading assets	$327	339	299	343	377
Securities available for sale	1,925	1,897	1,966	2,147	2,088
Mortgages held for sale	371	413	476	477	459
Loans held for sale	3	3	17	12	9
Loans	8,861	9,027	9,016	9,242	9,197
Other interest income	163	178	151	133	125

Total interest income	11,650	11,857	11,925	12,354	12,255

Interest expense
Deposits	369	399	428	443	457
Short-term borrowings	20	24	19	20	16
Long-term debt	697	735	756	789	830
Other interest expense	65	56	60	65	64

Total interest expense	1,151	1,214	1,263	1,317	1,367

Net interest income	10,499	10,643	10,662	11,037	10,888
Provision for credit losses	1,219	1,831	1,591	1,800	1,995

Net interest income after provision for credit losses	9,280	8,812	9,071	9,237	8,893

Noninterest income
Service charges on deposit accounts	1,214	1,250	1,210	1,139	1,084
Trust and investment fees	3,202	3,199	2,954	2,898	2,839
Card fees	738	736	744	704	654
Other fees	1,034	1,193	1,097	1,134	1,095
Mortgage banking	2,794	3,068	2,807	2,893	2,870
Insurance	463	395	414	522	519
Net gains from trading activities	570	275	529	263	640
Net gains (losses) on debt securities available for sale	45	(63)	3	(61)	(7)
Net gains from equity investments	113	715	164	242	364
Lease income	130	170	218	120	59
Other	457	367	411	398	631

Total noninterest income	10,760	11,305	10,551	10,252	10,748

Noninterest expense
Salaries	3,663	3,735	3,648	3,705	3,601
Commission and incentive compensation	2,577	2,365	2,368	2,354	2,417
Employee benefits	1,583	891	1,063	1,049	1,608
Equipment	528	542	510	459	557
Net occupancy	719	728	727	698	704
Core deposit and other intangibles	377	418	419	418	419
FDIC and other deposit assessments	292	307	359	333	357
Other	2,661	3,910	3,018	3,381	3,330

Total noninterest expense	12,400	12,896	12,112	12,397	12,993

Income before income tax expense	7,640	7,221	7,510	7,092	6,648
Income tax expense	2,420	1,924	2,480	2,371	2,328

Net income before noncontrolling interests	5,220	5,297	5,030	4,721	4,320
Less: Net income from noncontrolling interests	49	207	93	99	72

Wells Fargo net income	$5,171	5,090	4,937	4,622	4,248

Less: Preferred stock dividends and other	240	233	220	219	226

Wells Fargo net income applicable to common stock	$4,931	4,857	4,717	4,403	4,022

Per share information
Earnings per common share	$0.93	0.92	0.89	0.83	0.76
Diluted earnings per common share	0.92	0.91	0.88	0.82	0.75
Dividends declared per common share	0.25	0.22	0.22	0.22	0.22
Average common shares outstanding	5,279.0	5,272.4	5,288.1	5,306.9	5,282.6
Diluted average common shares outstanding	5,353.5	5,338.7	5,355.6	5,369.9	5,337.8

Wells Fargo & Company and Subsidiaries

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended March 31,

	2013				2012
(in millions)	Average balance	Yields/ rates		Interest income/ expense	Average balance	Yields/ rates		Interest income/ expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$121,024	0.36	%	$107	56,020	0.52	%	$73
Trading assets	42,130	3.17		334	43,766	3.50		383
Securities available for sale (3):
Securities of U.S. Treasury and federal agencies	7,079	1.56		28	5,797	0.97		14
Securities of U.S. states and political subdivisions	37,584	4.38		410	32,595	4.52		368
Mortgage-backed securities:
Federal agencies	95,368	2.74		654	91,300	3.49		797
Residential and commercial	32,141	6.46		519	34,531	6.80		587
Total mortgage-backed securities	127,509	3.68		1,173	125,831	4.40		1,384
Other debt and equity securities	53,724	3.58		476	50,402	3.82		480

Total securities available for sale	225,896	3.70		2,087	214,625	4.19		2,246
Mortgages held for sale (4)	43,312	3.42		371	46,908	3.91		459
Loans held for sale (4)	141	8.83		3	748	5.09		9
Loans:
Commercial:
Commercial and industrial	184,515	3.73		1,700	166,782	4.18		1,733
Real estate mortgage	106,221	3.84		1,006	105,990	4.07		1,072
Real estate construction	16,559	4.84		197	18,730	4.79		223
Lease financing	12,424	6.78		210	13,129	8.89		292
Foreign	39,900	2.16		213	41,167	2.52		258

Total commercial	359,619	3.74		3,326	345,798	4.16		3,578
Consumer:
Real estate 1-4 family first mortgage	252,049	4.29		2,702	229,653	4.69		2,688
Real estate 1-4 family junior lien mortgage	74,068	4.28		785	84,718	4.27		900
Credit card	24,097	12.62		750	22,129	12.93		711
Automobile	46,566	7.20		826	43,686	7.79		846
Other revolving credit and installment	41,675	4.70		483	42,598	4.57		483

Total consumer	438,455	5.10		5,546	422,784	5.34		5,628

Total loans (4)	798,074	4.49		8,872	768,582	4.81		9,206
Other	4,255	5.19		55	4,604	4.42		51

Total earning assets	$1,234,832	3.86	%	$11,829	1,135,253	4.39	%	$12,427

Funding sources
Deposits:
Interest-bearing checking	$32,165	0.06	%	$5	32,158	0.05	%	$4
Market rate and other savings	537,549	0.09		122	496,027	0.12		153
Savings certificates	55,238	1.22		167	62,689	1.36		213
Other time deposits	15,905	1.25		50	12,651	1.93		61
Deposits in foreign offices	71,077	0.14		25	64,847	0.16		26

Total interest-bearing deposits	711,934	0.21		369	668,372	0.27		457
Short-term borrowings	55,410	0.17		24	48,382	0.15		18
Long-term debt	127,112	2.20		696	127,537	2.60		830
Other liabilities	11,608	2.24		65	9,803	2.63		64

Total interest-bearing liabilities	906,064	0.51		1,154	854,094	0.64		1,369
Portion of noninterest-bearing funding sources	328,768	-		-	281,159	-		-

Total funding sources	$1,234,832	0.38		1,154	1,135,253	0.48		1,369

Net interest margin and net interest income on a taxable-equivalent basis (5)		3.48	%	$10,675		3.91	%	$11,058
Noninterest-earning assets
Cash and due from banks	$16,529				16,974
Goodwill	25,637				25,128
Other	127,336				125,566

Total noninterest-earning assets	$169,502				167,668

Noninterest-bearing funding sources
Deposits	$274,221				246,614
Other liabilities	63,634				57,201
Total equity	160,415				145,012
Noninterest-bearing funding sources used to fund earning assets	(328,768)				(281,159)
Net noninterest-bearing funding sources	$169,502				167,668

Total assets	$1,404,334				1,302,921

(1)	Our average prime rate was 3.25% for the quarters ended March 31, 2013 and 2012. The average three-month London Interbank Offered Rate (LIBOR) was 0.29% and 0.51% for the same quarters, respectively.
(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.
(4)	Nonaccrual loans and related income are included in their respective loan categories.
(5)	Includes taxable-equivalent adjustments of $176 million and $170 million for the quarters ended March 31, 2013 and 2012, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries

NONINTEREST INCOME

	Quarter ended March 31,		%

(in millions)	2013	2012	Change

Service charges on deposit accounts	$1,214	1,084	12%
Trust and investment fees:
Brokerage advisory, commissions and other fees (1)	2,050	1,830	12
Trust and investment management (1)	799	752	6
Investment banking	353	257	37

Total trust and investment fees	3,202	2,839	13

Card fees	738	654	13
Other fees:
Charges and fees on loans	384	445	(14)
Merchant processing fees	154	125	23
Cash network fees	117	118	(1)
Commercial real estate brokerage commissions	45	50	(10)
Letters of credit fees	109	112	(3)
All other fees	225	245	(8)

Total other fees	1,034	1,095	(6)

Mortgage banking:
Servicing income, net	314	252	25
Net gains on mortgage loan origination/sales activities	2,480	2,618	(5)

Total mortgage banking	2,794	2,870	(3)

Insurance	463	519	(11)
Net gains from trading activities	570	640	(11)
Net gains (losses) on debt securities available for sale	45	(7)	NM
Net gains from equity investments	113	364	(69)
Lease income	130	59	120
Life insurance investment income	145	168	(14)
All other	312	463	(33)

Total	$10,760	10,748	-

NM - Not meaningful
(1) The prior period has been revised to reflect all fund distribution fees as brokerage related income.

NONINTEREST EXPENSE

	Quarter ended March 31,		%

(in millions)	2013	2012	Change

Salaries	$3,663	3,601	2%
Commission and incentive compensation	2,577	2,417	7
Employee benefits	1,583	1,608	(2)
Equipment	528	557	(5)
Net occupancy	719	704	2
Core deposit and other intangibles	377	419	(10)
FDIC and other deposit assessments	292	357	(18)
Outside professional services	535	594	(10)
Operating losses	157	477	(67)
Foreclosed assets	195	304	(36)
Contract services	207	303	(32)
Outside data processing	233	216	8
Travel and entertainment	213	202	5
Postage, stationery and supplies	199	216	(8)
Advertising and promotion	105	122	(14)
Telecommunications	123	124	(1)
Insurance	137	157	(13)
Operating leases	48	28	71
All other	509	587	(13)

Total	$12,400	12,993	(5)

Wells Fargo & Company and Subsidiaries

FIVE QUARTER NONINTEREST INCOME

	Quarter ended

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Service charges on deposit accounts	$1,214	1,250	1,210	1,139	1,084
Trust and investment fees:
Brokerage advisory, commissions and other fees (1)	2,050	1,962	1,887	1,845	1,830
Trust and investment management (1)	799	797	769	762	752
Investment banking	353	440	298	291	257

Total trust and investment fees	3,202	3,199	2,954	2,898	2,839

Card fees	738	736	744	704	654
Other fees:
Charges and fees on loans	384	448	426	427	445
Merchant processing fees	154	151	150	157	125
Cash network fees	117	112	120	120	118
Commercial real estate brokerage commissions	45	119	56	82	50
Letters of credit fees	109	107	114	108	112
All other fees	225	256	231	240	245

Total other fees	1,034	1,193	1,097	1,134	1,095

Mortgage banking:
Servicing income, net	314	250	197	679	252
Net gains on mortgage loan origination/sales activities	2,480	2,818	2,610	2,214	2,618

Total mortgage banking	2,794	3,068	2,807	2,893	2,870

Insurance	463	395	414	522	519
Net gains from trading activities	570	275	529	263	640
Net gains (losses) on debt securities available for sale	45	(63)	3	(61)	(7)
Net gains from equity investments	113	715	164	242	364
Lease income	130	170	218	120	59
Life insurance investment income	145	276	159	154	168
All other	312	91	252	244	463

Total	$10,760	11,305	10,551	10,252	10,748

(1)	Prior periods have been revised to reflect all fund distribution fees as brokerage related income.

FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended

	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Salaries	$3,663	3,735	3,648	3,705	3,601
Commission and incentive compensation	2,577	2,365	2,368	2,354	2,417
Employee benefits	1,583	891	1,063	1,049	1,608
Equipment	528	542	510	459	557
Net occupancy	719	728	727	698	704
Core deposit and other intangibles	377	418	419	418	419
FDIC and other deposit assessments	292	307	359	333	357
Outside professional services	535	744	733	658	594
Operating losses	157	953	281	524	477
Foreclosed assets	195	221	247	289	304
Contract services	207	235	237	236	303
Outside data processing	233	227	234	233	216
Travel and entertainment	213	211	208	218	202
Postage, stationery and supplies	199	192	196	195	216
Advertising and promotion	105	142	170	144	122
Telecommunications	123	122	127	127	124
Insurance	137	62	51	183	157
Operating leases	48	27	27	27	28
All other	509	774	507	547	587

Total	$12,400	12,896	12,112	12,397	12,993

Wells Fargo & Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

	Mar. 31,	Dec. 31,	%
(in millions, except shares)	2013	2012	Change

Assets
Cash and due from banks	$16,217	21,860	(26)%
Federal funds sold, securities purchased under resale agreements and other short-term investments	143,804	137,313	5
Trading assets	62,274	57,482	8
Securities available for sale	248,160	235,199	6
Mortgages held for sale (includes $42,624 and $42,305 carried at fair value)	46,702	47,149	(1)
Loans held for sale (includes $0 and $6 carried at fair value)	194	110	76

Loans (includes $6,183 and $$6,206 carried at fair value)	799,966	799,574	-
Allowance for loan losses	(16,711)	(17,060)	(2)

Net loans	783,255	782,514	-

Mortgage servicing rights:
Measured at fair value	12,061	11,538	5
Amortized	1,181	1,160	2
Premises and equipment, net	9,263	9,428	(2)
Goodwill	25,637	25,637	-
Other assets (includes $197 and $0 carried at fair value)	87,886	93,578	(6)

Total assets	$1,436,634	1,422,968	1

Liabilities
Noninterest-bearing deposits	$278,909	288,207	(3)
Interest-bearing deposits	731,824	714,628	2

Total deposits	1,010,733	1,002,835	1
Short-term borrowings	60,693	57,175	6
Accrued expenses and other liabilities	75,622	76,668	(1)
Long-term debt (includes $0 and $1 carried at fair value)	126,191	127,379	(1)

Total liabilities	1,273,239	1,264,057	1

Equity

Wells Fargo stockholders’ equity:
Preferred stock	14,412	12,883	12
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares and 5,481,811,474 shares	9,136	9,136	-
Additional paid-in capital	60,136	59,802	1
Retained earnings	81,264	77,679	5
Cumulative other comprehensive income	5,145	5,650	(9)
Treasury stock – 193,038,624 shares and 215,497,298 shares	(6,036)	(6,610)	(9)
Unearned ESOP shares	(1,971)	(986)	100

Total Wells Fargo stockholders’ equity	162,086	157,554	3
Noncontrolling interests	1,309	1,357	(4)

Total equity	163,395	158,911	3

Total liabilities and equity	$1,436,634	1,422,968	1

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED BALANCE SHEET

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Assets
Cash and due from banks	$16,217	21,860	16,986	16,811	17,000
Federal funds sold, securities purchased underresale agreements and other short-term investments	143,804	137,313	100,442	74,635	74,143
Trading assets	62,274	57,482	60,592	64,419	75,696
Securities available for sale	248,160	235,199	229,350	226,846	230,266
Mortgages held for sale	46,702	47,149	50,337	50,462	43,449
Loans held for sale	194	110	298	853	958

Loans	799,966	799,574	782,630	775,199	766,521
Allowance for loan losses	(16,711)	(17,060)	(17,385)	(18,320)	(18,852)

Net loans	783,255	782,514	765,245	756,879	747,669

Mortgage servicing rights:
Measured at fair value	12,061	11,538	10,956	12,081	13,578
Amortized	1,181	1,160	1,144	1,130	1,074
Premises and equipment, net	9,263	9,428	9,165	9,317	9,291
Goodwill	25,637	25,637	25,637	25,406	25,140
Other assets	87,886	93,578	104,563	97,365	95,535

Total assets	$1,436,634	1,422,968	1,374,715	1,336,204	1,333,799

Liabilities
Noninterest-bearing deposits	$278,909	288,207	268,991	253,999	255,013
Interest-bearing deposits	731,824	714,628	683,248	674,934	675,254

Total deposits	1,010,733	1,002,835	952,239	928,933	930,267
Short-term borrowings	60,693	57,175	51,957	56,023	50,964
Accrued expenses and other liabilities	75,622	76,668	83,659	76,827	75,967
Long-term debt	126,191	127,379	130,801	124,984	129,752

Total liabilities	1,273,239	1,264,057	1,218,656	1,186,767	1,186,950

Equity
Wells Fargo stockholders’ equity:
Preferred stock	14,412	12,883	12,283	11,694	12,101
Common stock	9,136	9,136	9,105	9,054	9,008
Additional paid-in capital	60,136	59,802	59,089	58,091	57,569
Retained earnings	81,264	77,679	73,994	70,456	67,239
Cumulative other comprehensive income	5,145	5,650	6,435	4,629	4,216
Treasury stock	(6,036)	(6,610)	(5,186)	(4,638)	(2,958)
Unearned ESOP shares	(1,971)	(986)	(1,041)	(1,216)	(1,659)

Total Wells Fargo stockholders’ equity	162,086	157,554	154,679	148,070	145,516
Noncontrolling interests	1,309	1,357	1,380	1,367	1,333

Total equity	163,395	158,911	156,059	149,437	146,849

Total liabilities and equity	$1,436,634	1,422,968	1,374,715	1,336,204	1,333,799

Wells Fargo & Company and Subsidiaries

FIVE QUARTER AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)

	Quarter ended
	Mar. 31, 2013				Dec. 31, 2012					Sept. 30, 2012					June 30, 2012				Mar. 31, 2012
($ in billions)	Average balance	Yields/ rates			Average balance	Yields/ rates				Average balance	Yields/ rates				Average balance	Yields/ rates			Average balance	Yields/ rates
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$121.0	0.36	%	$	117.1	0.41	%		$	91.6	0.44	%		$	71.3	0.47	%	$	56.0	0.52	%
Trading assets	42.1	3.17			42.0	3.28				39.5	3.08				42.6	3.27			43.8	3.50
Securities available for sale (2):
Securities of U.S. Treasury and federal agencies	7.1	1.56			5.3	1.64				1.4	1.05				2.0	1.60			5.8	0.97
Securities of U.S. states and political subdivisions	37.6	4.38			36.4	4.64				35.9	4.36				34.5	4.39			32.6	4.52
Mortgage-backed securities:
Federal agencies	95.4	2.74			90.9	2.71				94.3	2.88				95.0	3.37			91.3	3.49
Residential and commercial	32.1	6.46			32.7	6.53				33.1	6.67				33.9	6.97			34.5	6.80
Total mortgage-backed securities	127.5	3.68			123.6	3.72				127.4	3.87				128.9	4.32			125.8	4.40
Other debt and equity securities	53.7	3.58			50.0	3.91				47.7	4.07				48.9	4.39			50.4	3.82
Total securities available for sale	225.9	3.70			215.3	3.87				212.4	3.98				214.3	4.32			214.6	4.19
Mortgages held for sale	43.3	3.42			47.2	3.50				52.1	3.65				49.5	3.86			46.9	3.91
Loans held for sale	0.1	8.83			0.1	9.03				0.9	7.38				0.9	5.48			0.8	5.09
Loans:
Commercial:
Commercial and industrial	184.5	3.73			179.5	3.85				177.5	3.84				171.8	4.21			166.8	4.18
Real estate mortgage	106.2	3.84			105.1	4.02				105.1	4.05				105.5	4.60			106.0	4.07
Real estate construction	16.6	4.84			17.5	4.97				17.7	5.21				17.9	4.96			18.7	4.79
Lease financing	12.4	6.78			12.4	6.43				12.6	6.60				12.9	6.86			13.1	8.89
Foreign	39.9	2.16			39.7	2.32				39.7	2.46				38.9	2.57			41.2	2.52
Total commercial	359.6	3.74			354.2	3.87				352.6	3.91				347.0	4.28			345.8	4.16
Consumer:
Real estate 1-4 family first mortgage	252.0	4.29			244.6	4.39				234.0	4.51				230.0	4.62			229.7	4.69
Real estate 1-4 family junior lien mortgage	74.1	4.28			76.9	4.28				79.7	4.26				82.1	4.30			84.7	4.27
Credit card	24.1	12.62			23.9	12.43				23.0	12.64				22.1	12.70			22.1	12.93
Automobile	46.6	7.20			46.0	7.34				45.7	7.44				44.6	7.59			43.7	7.79
Other revolving credit and installment	41.7	4.70			41.6	4.63				41.7	4.58				42.4	4.51			42.6	4.57
Total consumer	438.5	5.10			433.0	5.15				424.1	5.23				421.2	5.29			422.8	5.34
Total loans	798.1	4.49			787.2	4.58				776.7	4.63				768.2	4.83			768.6	4.81
Other	4.3	5.19			4.3	5.21				4.4	4.62				4.5	4.56			4.6	4.42
Total earning assets	$1,234.8	3.86	%	$	1,213.2	3.96	%	$		1,177.6	4.09	%	$		1,151.3	4.37	%	$	1,135.3	4.39	%
Funding sources
Deposits:
Interest-bearing checking	$32.2	0.06	%	$	30.9	0.06	%	$		28.8	0.06	%	$		30.4	0.07	%	$	32.2	0.05	%
Market rate and other savings	537.5	0.09			518.6	0.10				506.1	0.12				500.3	0.12			496.0	0.12
Savings certificates	55.2	1.22			56.7	1.27				58.2	1.29				60.4	1.34			62.7	1.36
Other time deposits	15.9	1.25			13.6	1.51				14.4	1.49				12.8	1.83			12.7	1.93
Deposits in foreign offices	71.1	0.14			69.4	0.15				71.8	0.16				65.6	0.17			64.8	0.16
Total interest-bearing deposits	711.9	0.21			689.2	0.23				679.3	0.25				669.5	0.27			668.4	0.27
Short-term borrowings	55.4	0.17			52.8	0.21				51.9	0.17				51.7	0.19			48.4	0.15
Long-term debt	127.1	2.20			127.5	2.30				127.5	2.37				127.7	2.48			127.5	2.60
Other liabilities	11.6	2.24			10.0	2.27				9.9	2.40				10.4	2.48			9.8	2.63
Total interest-bearing liabilities	906.0	0.51			879.5	0.55				868.6	0.58				859.3	0.62			854.1	0.64
Portion of noninterest-bearing funding sources	328.8	-			333.7	-				309.0	-				292.0	-			281.2	-
Total funding sources	$1,234.8	0.38			$1,213.2	0.40				$1,177.6	0.43				$1,151.3	0.46			$1,135.3	0.48
Net interest margin on a taxable-equivalent basis		3.48	%			3.56	%				3.66	%				3.91	%			3.91	%
Noninterest-earning assets
Cash and due from banks	$16.5				16.4					15.7					16.2				17.0
Goodwill	25.6				25.6					25.5					25.3				25.1
Other	127.4				131.9					135.5					128.8				125.5
Total noninterest- earnings assets	$169.5				173.9					176.7					170.3				167.6
Noninterest-bearing funding sources
Deposits	$274.2				286.9					267.2					254.5				246.6
Other liabilities	63.7				63.1					66.1					58.4				57.2
Total equity	160.4				157.6					152.4					149.4				145.0
Noninterest-bearing funding sources used to fund earning assets	(328.8)				(333.7)					(309.0)					(292.0)				(281.2)
Net noninterest- bearing funding sources	$169.5				173.9					176.7					170.3				167.6
Total assets	$1,404.3				1,387.1					1,354.3					1,321.6				1,302.9

(1)	Our average prime rate was 3.25% for quarters ended March 31, 2013, and December 31, September 30, June 30 and March 31, 2012. The average three-month London Interbank Offered Rate (LIBOR) was 0.29%, 0.32%, 0.43%, 0.47% and 0.51% for the same quarters, respectively.
(2)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER SECURITIES AVAILABLE FOR SALE

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012
Securities of U.S. Treasury and federal agencies	$6,884	7,146	1,869	1,493	4,678
Securities of U.S. states and political subdivisions	40,456	38,676	37,925	37,251	34,237
Mortgage-backed securities:
Federal agencies	105,472	97,285	102,713	101,863	102,665
Residential and commercial	35,179	35,899	36,098	35,646	36,486

Total mortgage-backed securities	140,651	133,184	138,811	137,509	139,151
Other debt securities	57,390	53,408	47,993	47,746	49,047

Total debt securities available for sale	245,381	232,414	226,598	223,999	227,113
Marketable equity securities	2,779	2,785	2,752	2,847	3,153

Total securities available for sale	$248,160	235,199	229,350	226,846	230,266

FIVE QUARTER LOANS

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012
Commercial:
Commercial and industrial	$185,623	187,759	178,191	177,646	168,546
Real estate mortgage	106,119	106,340	104,611	105,666	105,874
Real estate construction	16,650	16,904	17,710	17,594	18,549
Lease financing	12,402	12,424	12,279	12,729	13,143
Foreign (1)	40,920	37,771	39,741	40,417	39,637

Total commercial	361,714	361,198	352,532	354,052	345,749
Consumer:
Real estate 1-4 family first mortgage	252,307	249,900	240,554	230,263	228,885
Real estate 1-4 family junior lien mortgage	72,543	75,465	78,091	80,881	83,173
Credit card	24,120	24,640	23,692	22,706	21,998
Automobile	47,259	45,998	46,044	45,180	44,167
Other revolving credit and installment	42,023	42,373	41,717	42,117	42,549

Total consumer	438,252	438,376	430,098	421,147	420,772

Total loans (2)	$799,966	799,574	782,630	775,199	766,521

(1)	Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign if the borrower’s primary address is outside of the United States.
(2)	Includes $29.7 billion, $31.0 billion, $32.5 billion, $33.8 billion and $35.5 billion of purchased credit-impaired (PCI) loans at March 31, 2013 and December 31, September 30, June 30, and March 31, 2012, respectively. See the PCI loans table for detail of PCI loans.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Nonaccrual loans:
Commercial:
Commercial and industrial	$1,193	1,422	1,404	1,549	1,726
Real estate mortgage	3,098	3,322	3,599	3,832	4,081
Real estate construction	870	1,003	1,253	1,421	1,709
Lease financing	25	27	49	43	45
Foreign	56	50	66	79	38

Total commercial	5,242	5,824	6,371	6,924	7,599

Consumer:
Real estate 1-4 family first mortgage	11,320	11,455	11,195	10,368	10,683
Real estate 1-4 family junior lien mortgage (1)	2,712	2,922	3,140	3,091	3,558
Automobile	220	245	295	164	130
Other revolving credit and installment	32	40	43	31	56

Total consumer (2)	14,284	14,662	14,673	13,654	14,427

Total nonaccrual loans (3)(4)(5)	19,526	20,486	21,044	20,578	22,026

As a percentage of total loans	2.44%	2.56	2.69	2.65	2.87
Foreclosed assets:
Government insured/guaranteed (6)	$969	1,509	1,479	1,465	1,352
Non-government insured/guaranteed	2,381	2,514	2,730	2,842	3,265

Total foreclosed assets	3,350	4,023	4,209	4,307	4,617

Total nonperforming assets	$22,876	24,509	25,253	24,885	26,643

As a percentage of total loans	2.86%	3.07	3.23	3.21	3.48

(1)	Includes $1.7 billion at March 31, 2012, resulting from implementation of the Interagency Supervisory Guidance on Allowance for Loan and Lease Losses Estimation Practices for Loans and Lines of Credit Secured by Junior Liens on 1-4 Family Residential Properties issued on January 31, 2012. This guidance accelerated the timing of placing these loans on nonaccrual to coincide with the timing of placing the related real estate 1-4 family first mortgage loans on nonaccrual.
(2)	Includes $1.4 billion at September 30, 2012, resulting from implementation of OCC guidance issued in third quarter 2012, which requires consumer loans discharged in bankruptcy to be placed on nonaccrual status and written down to net realizable collateral value, regardless of their delinquency status.
(3)	Also includes nonaccrual mortgages held for sale and loans held for sale in their respective loan categories.
(4)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.
(5)	Real estate 1-4 family mortgage loans insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA) and student loans predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program are not placed on nonaccrual status because they are insured or guaranteed.
(6)	Consistent with regulatory reporting requirements, foreclosed real estate securing government insured/guaranteed loans is classified as nonperforming. Both principal and interest for government insured/guaranteed loans secured by the foreclosed real estate are collectible because the loans are insured by the FHA or guaranteed by the VA.

Wells Fargo & Company and Subsidiaries

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Loans 90 days or more past due and still accruing:
Total (excluding PCI)(1):	$23,082	23,245	22,894	22,872	22,555
Less: FHA insured/VA guaranteed (2)	20,745	20,745	20,320	20,368	19,681
Less: Student loans guaranteed under the FFELP (3)	977	1,065	1,082	1,144	1,238

Total, not government insured/guaranteed	$1,360	1,435	1,492	1,360	1,636

By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$47	47	49	44	104
Real estate mortgage	164	228	206	184	289
Real estate construction	47	27	41	25	25
Foreign	7	1	2	3	7

Total commercial	265	303	298	256	425

Consumer:
Real estate 1-4 family first mortgage (4)	563	564	627	561	616
Real estate 1-4 family junior lien mortgage (4)(5)	112	133	151	159	156
Credit card	306	310	288	274	319
Automobile	33	40	43	36	37
Other revolving credit and installment	81	85	85	74	83

Total consumer	1,095	1,132	1,194	1,104	1,211

Total, not government insured/guaranteed	$1,360	1,435	1,492	1,360	1,636

(1)	The carrying value of purchased credit-impaired (PCI) loans contractually 90 days or more past due was $5.8 billion, $6.0 billion, $6.2 billion, $6.6 billion and $7.1 billion, at March 31, 2013 and December 31, September 30, June 30 and March 31, 2012, respectively. These amounts are excluded from the above table as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
(2)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.
(3)	Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP).
(4)	Includes mortgages held for sale 90 days or more past due and still accruing.
(5)	During first quarter 2012, $43 million of 1-4 family junior lien mortgages were transferred to nonaccrual upon implementation of the Interagency Guidance issued on January 31, 2012.

Wells Fargo & Company and Subsidiaries

PURCHASED CREDIT-IMPAIRED (PCI) LOANS

Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. PCI loans predominantly represent loans acquired from Wachovia that were deemed to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent LTV percentages. PCI loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the associated allowance for credit losses related to these loans is not carried over at the acquisition date.

Under the accounting guidance for PCI loans, the excess of cash flows expected to be collected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for PCI loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates, similar to the initial estimate of fair value. If we have probable decreases in the expected cash flows (other than due to decreases in interest rate indices and changes in prepayment assumptions), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in the expected cash flows subsequent to establishing an additional allowance, we first reverse any previously established allowance and then increase interest income over the remaining life of the loan, or pool of loans.

As a result of PCI loan accounting, certain credit-related ratios cannot be used to compare a portfolio that includes PCI loans against one that does not, or to compare ratios across quarters or years. The ratios particularly affected include the allowance for loan losses and allowance for credit losses as percentages of loans, of nonaccrual loans and of nonperforming assets; nonaccrual loans and nonperforming assets as a percentage of total loans; and net charge-offs as a percentage of loans.

	March 31,	December 31,

(in millions)	2013	2012	2008

Commercial:
Commercial and industrial	$191	259	4,580
Real estate mortgage	1,839	1,970	5,803
Real estate construction	767	877	6,462
Foreign	705	871	1,859

Total commercial	3,502	3,977	18,704

Consumer:
Real estate 1-4 family first mortgage	26,086	26,839	39,214
Real estate 1-4 family junior lien mortgage	141	152	728
Automobile	-	-	151

Total consumer	26,227	26,991	40,093

Total PCI loans (carrying value)	$29,729	30,968	58,797

Wells Fargo & Company and Subsidiaries

CHANGES IN NONACCRETABLE DIFFERENCE FOR PCI LOANS

The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. A nonaccretable difference is established in purchase accounting for PCI loans to absorb losses expected at that time on those loans. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses. Substantially all our commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Resolutions of loans may include sales to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference. This removal method assumes that the amount received from resolution approximates pool performance expectations. The accretable yield percentage is unaffected by the resolution and any changes in the effective yield for the remaining loans in the pool are addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed troubled debt restructurings (TDRs). Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting, if there has been a concession granted in excess of the original nonaccretable difference. The following table provides an analysis of changes in the nonaccretable difference.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance, December 31, 2008	$10,410	26,485	4,069	40,964

Addition of nonaccretable difference due to acquisitions	195	-	-	195

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(1,426)	-	-	(1,426)
Loans resolved by sales to third parties (2)	(303)	-	(85)	(388)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(1,531)	(3,031)	(792)	(5,354)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(6,923)	(17,222)	(2,882)	(27,027)

Balance, December 31, 2012	422	6,232	310	6,964

Addition of nonaccretable difference due to acquisitions	-	-	-	-

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(30)	-	-	(30)
Loans resolved by sales to third parties (2)	(5)	-	-	(5)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(31)	-	-	(31)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(20)	(345)	(47)	(412)

Balance, March 31, 2013	$336	5,887	263	6,486

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases for settlements with borrowers due to pool accounting for those loans, which assumes that the amount received approximates the pool performance expectations.
(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.
(3)	Reclassification of nonaccretable difference to accretable yield for loans with increased cash flow estimates will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.
(4)	Write-downs to net realizable value of PCI loans are absorbed by the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Wells Fargo & Company and Subsidiaries

CHANGES IN ACCRETABLE YIELD RELATED TO PCI LOANS

The excess of cash flows expected to be collected over the carrying value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated lives of the PCI loans using the effective yield method. The accretable yield is affected by:

•	Changes in interest rate indices for variable rate PCI loans – Expected future cash flows are based on the variable rates in effect at the time of the quarterly assessment of expected cash flows;

•	Changes in prepayment assumptions – Prepayments affect the estimated life of PCI loans which may change the amount of interest income, and possibly principal, expected to be collected; and

•

Changes in the expected principal and interest payments over the estimated life – Updates to changes in expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The change in the accretable yield related to PCI loans is presented in the following table.

(in millions)

Balance, December 31, 2008	$10,447
Addition of accretable yield due to acquisitions	131
Accretion into interest income (1)	(9,351)
Accretion into noninterest income due to sales (2)	(242)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	5,354
Changes in expected cash flows that do not affect nonaccretable difference (3)	12,209

Balance, December 31, 2012	18,548
Addition of accretable yield due to acquisitions	-
Accretion into interest income (1)	(447)
Accretion into noninterest income due to sales (2)	(151)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	31
Changes in expected cash flows that do not affect nonaccretable difference (3)	(16)

Balance, March 31, 2013	$17,965

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.
(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.
(3)	Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions, changes in interest rates on variable rate PCI loans and sales to third parties.

CHANGES IN ALLOWANCE FOR PCI LOAN LOSSES

When it is estimated that the expected cash flows have decreased subsequent to acquisition for a PCI loan or pool of loans, an allowance is established and a provision for additional loss is recorded as a charge to income. The following table summarizes the changes in allowance for PCI loan losses.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance, December 31, 2008	$-	-	-	-
Provision for losses due to credit deterioration	1,693	-	123	1,816
Charge-offs	(1,605)	-	(94)	(1,699)

Balance, December 31, 2012	88	-	29	117
Provision for losses due to credit deterioration	(32)	-	-	(32)
Charge-offs	(3)	-	(2)	(5)

Balance, March 31, 2013	$53	-	27	80

Wells Fargo & Company and Subsidiaries

PICK-A-PAY PORTFOLIO (1)

	March 31, 2013

	PCI loans				All other loans

(in millions)	Adjusted unpaid principal balance (2)	Current LTV ratio (3)	Carrying value (4)	Ratio of carrying value to current value (5)	Carrying value (4)	Ratio of carrying value to current value (5)

California	$21,043	109%	$16,971	87%	$15,036	79%
Florida	2,720	109	2,178	83	3,154	90
New Jersey	1,179	91	1,195	88	1,994	79
New York	684	89	676	84	893	78
Texas	293	78	277	72	1,237	63
Other states	5,159	100	4,468	85	8,529	83

Total Pick-a-Pay loans	$31,078		$25,765		$30,843

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2013.
(2)	Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.
(3)	The current LTV ratio is calculated as the adjusted unpaid principal balance divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.
(4)	Carrying value, which does not reflect the allowance for loan losses, includes remaining purchase accounting adjustments, which, for PCI loans may include the nonaccretable difference and the accretable yield and, for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.
(5)	The ratio of carrying value to current value is calculated as the carrying value divided by the collateral value.

NON-STRATEGIC AND LIQUIDATING LOAN PORTFOLIOS

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Commercial:
Legacy Wachovia commercial and industrial, commercial real estate and foreign PCI loans (1)	$2,770	3,170	3,836	4,278	5,213

Total commercial	2,770	3,170	3,836	4,278	5,213

Consumer:
Pick-a-Pay mortgage (1)	56,608	58,274	60,080	62,045	63,983
Liquidating home equity	4,421	4,647	4,951	5,199	5,456
Legacy Wells Fargo Financial indirect auto	593	830	1,104	1,454	1,907
Legacy Wells Fargo Financial debt consolidation	14,115	14,519	15,002	15,511	16,013
Education Finance—government guaranteed	11,922	12,465	12,951	13,823	14,800
Legacy Wachovia other PCI loans (1)	462	657	732	818	860

Total consumer	88,121	91,392	94,820	98,850	103,019

Total non-strategic and liquidating loan portfolios	$90,891	94,562	98,656	103,128	108,232

(1)	Net of purchase accounting adjustments related to PCI loans.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Balance, beginning of quarter	$17,477	17,803	18,646	19,129	19,668
Provision for credit losses	1,219	1,831	1,591	1,800	1,995
Interest income on certain impaired loans (1)	(73)	(70)	(76)	(82)	(87)
Loan charge-offs:
Commercial:
Commercial and industrial	(181)	(302)	(285)	(360)	(359)
Real estate mortgage	(60)	(86)	(100)	(114)	(82)
Real estate construction	(5)	(10)	(41)	(60)	(80)
Lease financing	(3)	(6)	(5)	(5)	(8)
Foreign	(11)	(30)	(35)	(17)	(29)

Total commercial	(260)	(434)	(466)	(556)	(558)

Consumer:
Real estate 1-4 family first mortgage	(475)	(694)	(719)	(772)	(828)
Real estate 1-4 family junior lien mortgage	(514)	(765)	(1,095)	(757)	(820)
Credit card	(266)	(259)	(255)	(286)	(301)
Automobile	(164)	(189)	(152)	(131)	(179)
Other revolving credit and installment	(182)	(192)	(184)	(187)	(194)

Total consumer (2)	(1,601)	(2,099)	(2,405)	(2,133)	(2,322)

Total loan charge-offs	(1,861)	(2,533)	(2,871)	(2,689)	(2,880)

Loan recoveries:
Commercial:
Commercial and industrial	88	93	154	111	103
Real estate mortgage	31	48	46	33	36
Real estate construction	39	28	40	43	13
Lease financing	4	4	4	5	6
Foreign	8	6	5	6	15

Total commercial	170	179	249	198	173

Consumer:
Real estate 1-4 family first mortgage	46	45	46	29	37
Real estate 1-4 family junior lien mortgage	65	75	59	68	57
Credit card	31	37	43	46	59
Automobile	88	77	77	103	105
Other revolving credit and installment	42	39	39	45	54

Total consumer	272	273	264	291	312

Total loan recoveries	442	452	513	489	485

Net loan charge-offs	(1,419)	(2,081)	(2,358)	(2,200)	(2,395)

Allowances related to business combinations/other	(11)	(6)	-	(1)	(52)

Balance, end of quarter	$17,193	17,477	17,803	18,646	19,129

Components:
Allowance for loan losses	$16,711	17,060	17,385	18,320	18,852
Allowance for unfunded credit commitments	482	417	418	326	277

Allowance for credit losses	$17,193	17,477	17,803	18,646	19,129

Net loan charge-offs (annualized) as a percentage of average total loans	0.72%	1.05	1.21	1.15	1.25
Allowance for loan losses as a percentage of:
Total loans	2.09	2.13	2.22	2.36	2.46
Nonaccrual loans	86	83	83	89	86
Nonaccrual loans and other nonperforming assets	73	70	69	74	71
Allowance for credit losses as a percentage of:
Total loans	2.15	2.19	2.27	2.41	2.50
Nonaccrual loans	88	85	85	91	87
Nonaccrual loans and other nonperforming assets	75	71	70	75	72

(1)	Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.
(2)	Includes $321 million and $567 million for the quarters ended December 31 and September 30, 2012, respectively, resulting from the implementation of OCC guidance issued in third quarter 2012, which requires consumer loans discharged in bankruptcy to be placed on nonaccrual status and written down to net realizable collateral value, regardless of their delinquency status.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER TIER 1 COMMON EQUITY UNDER BASEL I (1)

(in billions)		Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Total equity		$163.4	158.9	156.1	149.4	146.8
Noncontrolling interests		(1.3)	(1.3)	(1.4)	(1.3)	(1.3)

Total Wells Fargo stockholders’ equity		$162.1	157.6	154.7	148.1	145.5

Adjustments:
Preferred equity		(12.6)	(12.0)	(11.3)	(10.6)	(10.6)
Goodwill and intangible assets (other than MSRs)		(32.5)	(32.9)	(33.4)	(33.5)	(33.7)
Applicable deferred taxes		3.1	3.2	3.3	3.5	3.7
Deferred tax asset limitation		-	-	-	-	-
MSRs over specified limitations		(0.8)	(0.7)	(0.7)	(0.7)	(0.9)
Cumulative other comprehensive income		(5.1)	(5.6)	(6.4)	(4.6)	(4.1)
Other		(0.6)	(0.6)	(0.4)	(0.5)	(0.4)

Tier 1 common equity	(A)	$113.6	109.0	105.8	101.7	99.5

Total risk-weighted assets (2)	(B)	$1,095.1	1,077.1	1,067.1	1,008.6	996.8

Tier 1 common equity to total risk-weighted assets (2)	(A)/(B)	10.38%	10.12	9.92	10.08	9.98

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The Company’s March 31, 2013, risk-weighted assets and resulting Tier 1 common equity to total risk-weighted assets are preliminary and reflect total estimated on-balance sheet and total estimated derivative and off-balance sheet risk-weighted assets of $882.7 billion and $212.4 billion, respectively. Effective September 30, 2012, the Company refined its determination of the risk weighting of certain unused lending commitments that provide for the ability to issue standby letters of credit and commitments to issue standby letters of credit under syndication arrangements where the Company has an obligation to issue in a lead agent or similar capacity beyond its contractual participation level.

TIER 1 COMMON EQUITY UNDER BASEL III (ESTIMATED) (1) (2)

(in billions)		Mar. 31, 2013

Tier 1 common equity under Basel I		$113.6

Adjustments from Basel I to Basel III (3) (5):

Cumulative other comprehensive income related to AFS securities and defined benefit pension plans		4.8

Other		0.5

Total adjustments from Basel I to Basel III		5.3
Threshold deductions, as defined under Basel III (4) (5)		(0.9)

Tier 1 common equity anticipated under Basel III	(C)	$118.0

Total risk-weighted assets anticipated under Basel III (6)	(D)	$1,406.1

Tier 1 common equity to total risk-weighted assets anticipated under Basel III	(C)/(D)	8.39%

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	The Basel III Tier 1 common equity and risk-weighted assets are calculated based on management’s current interpretation of the Basel III capital rules proposed by federal banking agencies in notices of proposed rulemaking announced in June 2012. The proposed rules and interpretations and assumptions used in estimating Basel III calculations are subject to change depending on final promulgations of Basel III capital rules.
(3)	Adjustments from Basel I to Basel III represent reconciling adjustments, primarily certain components of cumulative other comprehensive income deducted for Basel I purposes, to derive Tier 1 common equity under Basel III.
(4)	Threshold deductions, as defined under Basel III, include individual and aggregate limitations, as a percentage of Tier 1 common equity, with respect to MSRs, deferred tax assets and investments in unconsolidated financial companies.
(5)	Volatility in interest rates can have a significant impact on the valuation of cumulative other comprehensive income and MSRs and therefore, may impact adjustments from Basel I to Basel III, and MSRs subject to threshold deductions, as defined under Basel III, in future reporting periods.
(6)	Under current Basel proposals, risk-weighted assets incorporate different classifications of assets, with certain risk weights based on a borrower’s credit rating or Wells Fargo’s own risk models, along with adjustments to address a combination of credit/counterparty, operational and market risks, and other Basel III elements. The amount of risk-weighted assets anticipated under Basel III is preliminary and subject to change depending on final promulgation of Basel III capital rulemaking and interpretations thereof by regulatory authorities.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER OPERATING SEGMENT RESULTS (1)

				Quarter ended

(income/expense in millions, average balances in billions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

COMMUNITY BANKING
Net interest income (2)	$7,119	7,166	7,247	7,306	7,326
Provision for credit losses	1,262	1,757	1,627	1,573	1,878
Noninterest income	5,780	6,616	5,863	5,786	6,095
Noninterest expense	7,377	8,033	7,402	7,580	7,825

Income before income tax expense	4,260	3,992	4,081	3,939	3,718
Income tax expense	1,288	918	1,250	1,313	1,293

Net income before noncontrolling interests	2,972	3,074	2,831	2,626	2,425
Less: Net income from noncontrolling interests	48	205	91	91	77

Segment net income	$2,924	2,869	2,740	2,535	2,348

Average loans	$498.9	493.1	485.3	483.9	486.1
Average assets	799.6	794.2	765.1	746.6	738.3
Average core deposits	619.2	608.9	594.5	586.1	575.2

WHOLESALE BANKING
Net interest income (2)	$3,005	3,092	3,028	3,347	3,181
Provision (reversal of provision) for credit losses	(58)	60	(57)	188	95
Noninterest income	3,081	2,901	2,921	2,770	2,852
Noninterest expense	3,091	3,007	2,908	3,113	3,054

Income before income tax expense	3,053	2,926	3,098	2,816	2,884
Income tax expense	1,007	892	1,103	932	1,016

Net income before noncontrolling interests	2,046	2,034	1,995	1,884	1,868
Less: Net income from noncontrolling interests	1	2	2	3	-

Segment net income	$2,045	2,032	1,993	1,881	1,868

Average loans	$284.5	279.2	277.1	270.2	268.6
Average assets	496.1	489.7	490.7	478.4	467.8
Average core deposits	224.1	240.7	225.4	220.9	220.9

WEALTH, BROKERAGE AND RETIREMENT
Net interest income (2)	$669	689	680	698	701
Provision for credit losses	14	15	30	37	43
Noninterest income	2,528	2,405	2,353	2,273	2,361
Noninterest expense	2,639	2,513	2,457	2,376	2,547

Income before income tax expense	544	566	546	558	472
Income tax expense	207	215	208	210	181

Net income before noncontrolling interests	337	351	338	348	291
Less: Net income (loss) from noncontrolling interests	-	-	-	5	(5)

Segment net income	$337	351	338	343	296

Average loans	$43.8	43.3	42.5	42.5	42.5
Average assets	180.3	171.7	163.8	160.9	161.9
Average core deposits	149.4	143.4	136.7	134.2	135.6

OTHER (3)
Net interest income (2)	$(294)	(304)	(293)	(314)	(320)
Provision (reversal of provision) for credit losses	1	(1)	(9)	2	(21)
Noninterest income	(629)	(617)	(586)	(577)	(560)
Noninterest expense	(707)	(657)	(655)	(672)	(433)

Loss before income tax benefit	(217)	(263)	(215)	(221)	(426)
Income tax benefit	(82)	(101)	(81)	(84)	(162)

Net loss before noncontrolling interests	(135)	(162)	(134)	(137)	(264)
Less: Net income from noncontrolling interests	-	-	-	-	-

Other net loss	$(135)	(162)	(134)	(137)	(264)

Average loans	$(29.1)	(28.4)	(28.2)	(28.4)	(28.6)
Average assets	(71.7)	(68.5)	(65.3)	(64.3)	(65.1)
Average core deposits	(66.8)	(64.2)	(61.2)	(60.6)	(61.2)

CONSOLIDATED COMPANY
Net interest income (2)	$10,499	10,643	10,662	11,037	10,888
Provision for credit losses	1,219	1,831	1,591	1,800	1,995
Noninterest income	10,760	11,305	10,551	10,252	10,748
Noninterest expense	12,400	12,896	12,112	12,397	12,993

Income before income tax expense	7,640	7,221	7,510	7,092	6,648
Income tax expense	2,420	1,924	2,480	2,371	2,328

Net income before noncontrolling interests	5,220	5,297	5,030	4,721	4,320
Less: Net income from noncontrolling interests	49	207	93	99	72

Wells Fargo net income	$5,171	5,090	4,937	4,622	4,248

Average loans	$798.1	787.2	776.7	768.2	768.6
Average assets	1,404.3	1,387.1	1,354.3	1,321.6	1,302.9
Average core deposits	925.9	928.8	895.4	880.6	870.5

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. In first quarter 2012, we modified internal funds transfer rates and the allocation of funding.
(2)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.
(3)	Includes Wachovia integration expenses, through completion in the first quarter of 2012, and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing services and products for wealth management customers provided in Community Banking stores

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

MSRs measured using the fair value method:

Fair value, beginning of quarter	$11,538	10,956	12,081	13,578	12,603

Servicing from securitizations or asset transfers (1)	935	1,094	1,173	1,139	1,776
Sales	(423)	-	-	(293)	-

Net additions	512	1,094	1,173	846	1,776

Changes in fair value:

Due to changes in valuation model inputs or assumptions:
Mortgage interest rates (2)	1,030	388	(1,131)	(1,496)	147
Servicing and foreclosure costs (3)	(58)	(127)	(350)	(146)	(54)
Discount rates (4)	-	(53)	-	-	(344)
Prepayment estimates and other (5)	(211)	115	54	11	93

Net changes in valuation model inputs or assumptions	761	323	(1,427)	(1,631)	(158)

Other changes in fair value (6)	(750)	(835)	(871)	(712)	(643)

Total changes in fair value	11	(512)	(2,298)	(2,343)	(801)

Fair value, end of quarter	$12,061	11,538	10,956	12,081	13,578

(1)	Quarter ended March 31, 2012, includes $315 million residential MSRs transferred from amortized MSRs that we elected to carry at fair value effective January 1, 2012.
(2)	Primarily represents prepayment speed changes due to changes in mortgage interest rates, but also includes other valuation changes due to changes in mortgage interest rates (such as changes in estimated interest earned on custodial deposit balances).
(3)	Includes costs to service and unreimbursed foreclosure costs.
(4)	Reflects discount rate assumption change, excluding portion attributable to changes in mortgage interest rates; the fourth quarter 2012 change reflects updated broker input on market values for servicing fees in excess of the minimum that can be retained on loans sold to Freddie Mac and Fannie Mae and the first quarter 2012 change reflects increased capital return requirements from market participants.
(5)	Represents changes driven by other valuation model inputs or assumptions including prepayment speed estimation changes and other assumption updates. Prepayment speed estimation changes are influenced by observed changes in borrower behavior that occur independent of interest rate changes.
(6)	Represents changes due to collection/realization of expected cash flows over time.

	Quarter ended

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Amortized MSRs:

Balance, beginning of quarter	$1,160	1,144	1,130	1,074	1,445
Purchases	27	43	42	78	14
Servicing from securitizations or asset transfers (1)	56	34	30	34	(327)
Amortization	(62)	(61)	(58)	(56)	(58)

Balance, end of quarter	1,181	1,160	1,144	1,130	1,074

Valuation Allowance:

Balance, beginning of quarter	-	-	-	-	(37)
Reversal of provision for MSRs in excess of fair value (1)	-	-	-	-	37

Balance, end of quarter	-	-	-	-	-

Amortized MSRs, net	$1,181	1,160	1,144	1,130	1,074

Fair value of amortized MSRs:

Beginning of quarter	$1,400	1,399	1,450	1,263	1,756
End of quarter	1,404	1,400	1,399	1,450	1,263

(1)	Quarter ended March 31, 2012, is net of $350 million ($313 million after valuation allowance) of residential MSRs that we elected to carry at fair value effective January 1, 2012. A cumulative adjustment of $2 million to fair value was recorded in retained earnings at January 1, 2012.

Wells Fargo & Company and Subsidiaries

FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Servicing income, net:
Servicing fees (1)	$997	926	984	1,070	1,011
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	761	323	(1,427)	(1,631)	(158)
Other changes in fair value (3)	(750)	(835)	(871)	(712)	(643)

Total changes in fair value of MSRs carried at fair value	11	(512)	(2,298)	(2,343)	(801)
Amortization	(62)	(61)	(58)	(56)	(58)
Net derivative gains (losses) from economic hedges (4)	(632)	(103)	1,569	2,008	100

Total servicing income, net	$314	250	197	679	252

Market-related valuation changes to MSRs, net of hedge results (2)+(4)	$129	220	142	377	(58)

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues.
(2)	Refer to the changes in fair value MSRs table on the previous page for more detail.
(3)	Represents changes due to collection/realization of expected cash flows over time.
(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

(in billions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Managed servicing portfolio (1):
Residential mortgage servicing:
Serviced for others	$1,486	1,498	1,508	1,499	1,483
Owned loans serviced	367	368	364	357	350
Subservicing	7	7	7	7	7

Total residential servicing	1,860	1,873	1,879	1,863	1,840

Commercial mortgage servicing:
Serviced for others	404	408	405	406	407
Owned loans serviced	106	106	105	106	106
Subservicing	14	13	13	13	13

Total commercial servicing	524	527	523	525	526

Total managed servicing portfolio	$2,384	2,400	2,402	2,388	2,366

Total serviced for others	$1,890	1,906	1,913	1,905	1,890
Ratio of MSRs to related loans serviced for others	0.70%	0.67	0.63	0.69	0.77
Weighted-average note rate (mortgage loans serviced for others)	4.69	4.77	4.87	4.97	5.05

(1)	The components of our managed servicing portfolio are presented at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended

(in billions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Application data:
Wells Fargo first mortgage quarterly applications	$140	152	188	208	188
Refinances as a percentage of applications	65%	72	72	69	76
Wells Fargo first mortgage unclosed pipeline, at quarter end	$74	81	97	102	79

Residential real estate originations:
Wells Fargo first mortgage loans:
Retail	$59	63	61	62	61
Correspondent/Wholesale	49	61	77	68	68
Other (1)	1	1	1	1	-

Total quarter-to-date	$109	125	139	131	129

Total year-to-date	$109	524	399	260	129

(1)	Consists of home equity loans and lines.

Wells Fargo & Company and Subsidiaries

CHANGES IN MORTGAGE REPURCHASE LIABILITY

	Quarter ended

(in millions)	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012

Balance, beginning of period	$2,206	2,033	1,764	1,444	1,326
Provision for repurchase losses:
Loan sales	59	66	75	72	62
Change in estimate (1)	250	313	387	597	368

Total additions	309	379	462	669	430

Losses	(198)	(206)	(193)	(349)	(312)

Balance, end of period	$2,317	2,206	2,033	1,764	1,444

(1)	Results from changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.

UNRESOLVED REPURCHASE DEMANDS AND MORTGAGE INSURANCE RESCISSIONS

($ in millions)	Government sponsored entities (1)	Private	Mortgage insurance rescissions with no demand (2)	Total

March 31, 2013
Number of loans	5,910	1,278	652	7,840
Original loan balance (3)	$1,371	278	145	1,794

December 31, 2012
Number of loans	6,621	1,306	753	8,680
Original loan balance (3)	$1,503	281	160	1,944

September 30, 2012
Number of loans	6,525	1,513	817	8,855
Original loan balance (3)	$1,489	331	183	2,003

June 30, 2012
Number of loans	5,687	913	840	7,440
Original loan balance (3)	$1,265	213	188	1,666

March 31, 2012
Number of loans	6,333	857	970	8,160
Original loan balance (3)	$1,398	241	217	1,856

(1)	Includes repurchase demands of 674 and $147 million, 661 and $132 million, 534 and $111 million, 526 and $103 million, and 694 and $131 million, for March 31, 2013, and December 31, September 30, June 30 and March 31, 2012, respectively, received from investors on mortgage servicing rights acquired from other originators. We generally have the right of recourse against the seller and may be able to recover losses related to such repurchase demands subject to counterparty risk associated with the seller. The number of repurchase demands from GSEs that are from mortgage loans originated in 2006 through 2008 totaled 86% at March 31, 2013.
(2)	As part of our representations and warranties in our loan sales contracts, we typically represent to GSEs and private investors that certain loans have mortgage insurance to the extent there are loans that have loan to value ratios in excess of 80% that require mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer due to a claim of breach of a contractual representation or warranty, the lack of insurance may result in a repurchase demand from an investor. Similar to repurchase demands, we evaluate mortgage insurance rescission notices for validity and appeal for reinstatement if the rescission was not based on a contractual breach. When investor demands are received due to lack of mortgage insurance, they are reported as unresolved repurchase demands based on the applicable investor category for the loan (GSE or private). Over the last year, approximately 15% of our repurchase demands from GSEs had mortgage insurance rescission as one of the reasons for the repurchase demand. Of all the mortgage insurance rescission notices received in 2012, approximately 70% have resulted in repurchase demands through March 2013. Not all mortgage insurance rescissions received in 2012 have been completed through the appeals process with the mortgage insurer and upon successful appeal, we work with the investor to rescind the repurchase demand.
(3)	While the original loan balances related to these demands are presented above, the establishment of the repurchase liability is based on a combination of factors, such as our appeals success rates, reimbursement by correspondent and other third party originators, and projected loss severity, which is driven by the difference between the current loan balance and the estimated collateral value less costs to sell the property.